UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

EOG RESOURCES, INC.
(Exact name of the registrant as specified in its charter)

Delaware	1-9743	47-0684736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Bagby, Sky Lobby 2
Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

Michael P. Donaldson
Executive Vice President and Chief Legal Officer
713-651-7000
(Name and telephone number, including area code,
of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

☐    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.

☒    Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended December 31, 2024.

Section 2 - Resource Extraction Issuer Disclosure

Item 2.01    Resource Extraction Issuer Disclosure and Report

    Disclosure of Payments by Resource Extraction Issuers

    The disclosure regarding payments made during fiscal year 2024 by EOG Resources, Inc. (EOG), a subsidiary of EOG or an entity under the control of EOG to a foreign government or the Federal Government, for the purpose of the commercial development of oil, natural gas or minerals, is included as Exhibit 2.01 to this report.

Section 3 - Exhibits

Item 3.01    Exhibits

Exhibit 2.01     Resource Extraction Payment Report as required by Item 2.01 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

EOG RESOURCES, INC. (Registrant)

Date: September 29, 2025	By:	/s/ ANN D. JANSSEN Ann D. Janssen Executive Vice President and Chief Financial Officer (Principal Financial Officer and Duly Authorized Officer)
3